Exhibit 3

To:

Mr. Avinoam Naor
Mr. Boaz Dotan
Mr. Nehemia Lemelbaum
Mr. Eli Gelman
Mr. Mario Segal (collectively, the “Investors”)

Dear Gentlemen:

RE: VOTING UNDERTAKING AND IRREVOCABLE PROXY

RECITALS:

A.	The undersigned (the “Shareholder”), is the sole owner, beneficial and of record, of 751,485 Ordinary Shares, NIS 1.00 par value per share, of Retalix Ltd., an Israeli company (the “Shareholder Shares”, the “Company Shares” and the “Company”, respectively).

B.	Concurrently with the execution of this Undertaking, (i) the Company, the Investors and the Investors’ representatives are entering into that certain Share Purchase Agreement, providing for the purchase by Investors of Company Shares and certain warrants to purchase Company Shares from the Company (the “PIPE Agreement”); (ii) the Shareholder and Ronex Holdings L.P. (“Ronex”) are entering into that certain Share Purchase and Sale Agreement providing for the purchase by Ronex of the Shareholder Shares (the “Shareholder SPA”); (iii) the Investors, Ronex and Mr. Barry Shaked are entering into that certain Share Purchase and Sale Agreement, providing for the purchase by Investors and Ronex of the entire issued and outstanding Company Shares held by Mr. Shaked; (iv) the Investors and Ronex are entering into that certain Shareholders Agreement; and (v) the Company and Mr. Barry Shaked, in his capacity as the Chief Executive Officer of the Company, are entering into that certain Separation Agreement, upon which such parties shall separate (the “Separation Agreement”, and together with the agreements indicated above, the “Series Agreements”); all of which agreements and transactions contemplated hereby and thereby being conditional upon each other and, subject to their terms, shall only be consummated if all are consummated simultaneously.

C.	As a material inducement to the willingness of the Investors to enter into the Series Agreements and to consummate the transactions hereby and thereby, the Shareholder has agreed to enter into this Undertaking.

1.	Voting Undertaking; Proxy.

1.1.	Prior to the Closing, and unless the Shareholder SPA is terminated in accordance with its terms, the Shareholder hereby agrees, at any annual, extraordinary, or special meeting of the shareholders of the Company (including without limitation the meeting called to approved the Series Agreements), and at any postponement(s) or adjournment(s) thereof, or pursuant to any consent in lieu of a meeting or otherwise (the “Meeting”), to vote (or cause to be voted) all Shareholder Shares and all of the Company Shares the Shareholder now or hereafter owns or controls, whether beneficially or otherwise held by him (including as a result of exercise of the options or other securities or rights convertible, exercisable or exchangeable into Company Shares or otherwise) (collectively, the “Shares”) in the following manner: (i) in favor of the Series Agreements and the approval of the terms thereof and each of the transactions contemplated thereby, and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or the Shareholder under the Shareholder SPA or under the Series Agreements; (iii) except as otherwise expressly agreed to in writing in advance by the Investors, against any Acquisition Proposal or Acquisition Transaction (as defined in the PIPE Agreement) and any Other Proposal or Other Transaction (as defined in the Shareholder SPA); and (v) any other action involving the Company or its subsidiaries which is intended, or could in any manner be expected, to impede, interfere with, delay, postpone, or adversely affect the Series Agreements and the transactions contemplated thereby or hereby. Prior to the Closing and unless such Shareholder SPA is terminated in accordance with its terms, the Shareholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of the provisions and undertakings referred to in this Section1.1.

1.2.	As promptly as possible, but in no event later than 14 days prior to the date scheduled for the Meeting, the Shareholder shall deliver to the Investors a validly executed and irrevocable proxy, in a form reasonably requested by the Investors and shall cause any record holder(s) of the Shares to grant proxy(ies) in substantially similar form, accompanied by confirmation of ownership for the Meeting from the bank or other holder with which the Shares are deposited.

1.3.	The Shareholder understands and acknowledges that the Investors are entering into the Series Agreements in reliance upon the Shareholder’s execution and delivery of this Undertaking and the Transaction Documents. The Shareholder hereby affirms that the Proxy is given in connection with the execution of the Series Agreements, and that such irrevocable Proxy is given to secure the performance of the duties of the Shareholder under this Undertaking and the Series Agreements. The Shareholder hereby further affirms that unless this Undertaking is terminated in accordance with its terms, the irrevocable proxy(ies) pursuant to Section 1.2 may under no circumstances be revoked.

1.4.	Without derogating from any provisions to the contrary in the Shareholder SPA, to the extent permitted under applicable law, the provisions of this Section 1 and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, guardians, administrators or successors, and notwithstanding any transfer of the Shares, the transferor shall remain liable for the performance of all obligations of the transferor hereunder.

2.	Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Investors as follows:

2.1.	The Shareholder has the full legal capacity, power and authority to execute and deliver this Undertaking, the Series Agreements and any agreement, document and instrument provided for or contemplated herein (collectively, the “Transaction Documents”) and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance by the Shareholder of each of the Transaction Documents has been, or shall be when entered into, duly executed and delivered by Shareholder. The Transaction Documents constitute or will constitute, when executed and delivered by all parties thereto, Shareholder’s valid and legally binding obligation enforceable against him in accordance with its respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.2.	The Seller has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the Shareholder Shares, which constitute the entire issued and outstanding Ordinary Shares held by the Shareholder, free and clear of any and all Encumbrances (as defined in the Shareholder SPA) relating to the voting, except for any Encumbrances created by Shareholder pursuant to the Shareholder SPA. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Undertaking, sole power of disposition and sole power to agree to all of the matters set forth in this Undertaking. The Shareholder has not sold, pledged or otherwise transferred (whether by operation of law or otherwise, including, without limitation, transfers pursuant to any decree of divorce or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) any interests in the Shareholder Shares to any person.

2.3.	Except as set forth in the Schedule 13D under the U.S. Securities Exchange Act of 1934 filed by the Shareholders on February 12, 2009, the Shareholder Shares constitute all of the shares or other securities over which any voting or dispositive power is held by the Shareholder and Shareholder does not own, beneficially or otherwise, directly or indirectly, any other share capital of, or other securities, equity or ownership interest in the Company (including, without limitation, (i) any outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other securities of the Company, or (ii) outstanding stock appreciation rights, phantom stock or similar rights). The Shareholder Shares are not subject to any shareholders agreement, voting agreements, proxies, trusts or other agreement or understandings relating to the voting or disposition thereof, which would prevent Shareholder from performing his obligations hereunder. Any proxies heretofore given in respect of the Shareholder Shares are not irrevocable, and any such proxies are or shall be revoked by the Closing.

2.4.	Other than filing a Schedule 13D under the U.S. Securities Exchange Act of 1934, the execution and delivery by the Shareholder of this Undertaking and the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, require Shareholder to obtain or deliver any notice, consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to, any court, administrative agency, commission, governmental or regulatory authority or any other person, that has not been, or will not be, obtained by the Closing.

2.5.	The execution and delivery by the Shareholder of this Undertaking and the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, under the Articles of Association of the Company, any agreement, law, rule, regulation, order, judgment or decree applicable to the Shareholder or that apply to the Shareholder Shares or by which the Shareholder Shares are bound.

2.6.	There is no suit, action, proceeding, claim or investigation, decrees, orders, judgments or legal proceeding of any nature, pending, or, to Shareholder’s knowledge, threatened against him or the Shareholder Shares, that seeks to prevent Shareholder from executing, delivering or performing this Undertaking, the Transaction Documents and the transactions contemplated hereby and thereby, or that apply to the Shareholder Shares or by which the Shareholder Shares are bound.

3.	Other Restrictions. Unless the Shareholder SPA is terminated pursuant to Section 7 hereof, the Shareholder shall not, directly or indirectly, and except as contemplated by or permitted by this Undertaking, (i) grant any proxies or powers of attorney, deposit any Shareholder Shares into a voting trust or enter into a voting agreement with respect to any Shareholder Shares; and (ii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Undertaking, the Transaction Documents and/or the Series Agreements.

4.	Additional Shares. In the event of any stock split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Shareholder Shares occurring after the date hereof and prior to the Closing, all references in this Undertaking and the Proxy to specified numbers of shares and all calculations provided for that are based upon numbers affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Undertaking and the Proxy prior to such event.

5.	Specific Enforcement. Shareholder hereby acknowledges that monetary damages may not be a sufficient or adequate remedy for any breach or violation of any of his obligations under this Undertaking and the Transaction Documents and that, in addition to any other remedy which may be available to Investors hereunder or in law or equity, and without any wavier or limitation with respect thereto, the Investors shall be entitled to seek injunctive and other equitable relief, including specific performance, with respect to any such breach or violation and to enforce specifically the terms and provisions hereof, in any court of competent jurisdiction. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.	Further Assurances. Subject to the terms of this Undertaking and any applicable law, each party hereto, at the reasonable request of another party hereto, shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and do and perform such other actions as may be necessary or desirable for effecting completely the consummation of the Transaction Agreements and this Undertaking and the transactions contemplated hereby and thereby.

7.	Termination. This Undertaking shall automatically terminate upon termination of the Shareholder SPA in accordance with its terms, in which case this Undertaking shall forthwith become void and there shall be no liability or obligation on the part of the Investors or the Shareholder, or their respective employees, agents or shareholders, if applicable, except that (i) the provisions of Section 8 and this Section 7 shall remain in full force and effect and survive any termination of this Undertaking pursuant to the terms of this Section 7, (ii) if the Shareholder SPA is terminated in accordance with Sections 8.1.3.2 or 8.1.3.3 thereof and the PIPE Agreement is consummated, then notwithstanding anything to the contrary contained herein, the provisions of Section 1 and Section 3 shall survive such termination and remain in full force and effect (and any reference to such Section being subject to the Shareholder SPA not terminated shall be read to include as an exception “except if the Shareholder SPA is terminated in accordance with Sections 8.1.3.2 or 8.1.3.3 and the PIPE Agreement is consummated”); and (iii) except to the extent that such termination results from a material breach by the Shareholder of any representation, warranty or covenant set forth in this Undertaking in which case the Shareholder shall not be relieved of liability or damages to the other parties. Notwithstanding anything to the contrary herein, in no event shall any party be liable to other party for indirect or consequential damages.

8.	General Provisions.

8.1.	Expenses. Each party shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Undertaking.

8.2.	Entire Agreement. This Undertaking and the Transaction Documents, constitute the full and entire understanding and agreement between the parties with respect to the subject matters hereof and thereof, and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.3.	Amendment; Waiver. Any term of this Undertaking may be amended and the observance of any term of this Undertaking may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Shareholder and the Investors, except that the Investors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of Shareholder hereunder, (ii) waive any inaccuracies in the representations and warranties made by Shareholder contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of Investors contained herein.

8.4.	Press Releases. No party shall issue any statement or communication to any third party (other than their respective agents, partners, affiliates and representatives that are bound by confidentiality restrictions) regarding this Undertaking, its existence and content, or the transactions contemplated hereby, including, if applicable, the termination of this Undertaking and the reasons therefor, without the consent of the other parties hereto, except as required to comply with applicable legal requirements and the rules of any stock exchange and except as required in connection with the Series Agreements and the transactions contemplated thereby.

8.5.	Assignment. Subject to Section 1.4, neither this Undertaking, nor any rights, interests or obligations under this Undertaking may be assigned or transferred, in whole or in part, by operation of law or otherwise by any party hereto, without the prior consent in writing of each the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that this Undertaking or any of the rights, interests or obligations under this Undertaking may be assigned by any Investor, upon notice to the Shareholder, to any other Investor (in case of an individual), the beneficiary thereof (in case of a trust) or the controlling holder thereof (in case of a corporate entity) and any affiliate thereof. Subject to the foregoing, this Undertaking shall inure to the benefit of, and be binding upon, and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

8.6.	Governing Law; Jurisdiction. This Undertaking shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel-Aviv-Jaffa, Israel in connection with any matter based upon or arising out of this Undertaking or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.7.	Interpretation. When used herein: the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation”; the words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, shall refer to this Undertaking a whole and not to any particular provision of this Agreement; the word “person(s)” shall include an individual, corporation, partnership, association, trust, enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; the phrase “beneficial ownership” of any securities or “own” (and phrases of similar import) shall mean beneficial ownership for purposes of Rule 13d-3 under the Exchange Act (and for the purposes of Rule 13d-3(d)(1)(i) as if the right to acquire beneficial ownership of such security would have been within 60 days); the word “affiliate(s)” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act of 1933, as amended, and with respect to any natural person, also, (i) grandparents, parents, siblings, lineal descendant of such person or their spouse (including step and adopted children), and any spouse (or widow or widower) of such person or any of the foregoing, (ii) any trust established for the benefit of such natural person or any affiliate of such natural person, or (iii) any executor or administrator of the estate of such natural person; and the word “group” shall mean any group of persons acting together in the manner described in Rule 13d-5(b)(1) of the Exchange Act; and the term “Closing” shall have the meaning set forth in the Shareholder SPA. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. The headings in this Undertaking are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Undertaking. The recitals and exhibits form part of this Undertaking and shall have the same force and effect as if expressly set out in the body of this Undertaking, and any reference to this Undertaking shall include the exhibits hereto.

8.8.	Severability. If any provision of this Undertaking or the application thereof becomes or is declared by a court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

8.9.	Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Undertaking and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10.	Notices. All notices and other communications hereunder shall be in writing and shall be shall be emailed, faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

8.10.1.	if to Investors, to:

Mr. Avinoam Naor
Hashikma 1, Savyon 56518, Israel
Telephone No.:	(972)-(3)-7371111
Facsimile No.:	(972)-(3)-7371110
Email:	avin@naorf.com

And to: Mr. Eli Gelman
13 Yoav Street, Tel Aviv 69938, Israel
Telephone No.:	(972)-(3)-6352724
Email:	gelmaneli@gmail.com

with a mandatory copy to (which shall not constitute notice):

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Road Ramat Gan 52506, Israel
Attention:	Dan Geva, Advocate
Shira Azran, Advocate
Telephone No.:	(972)-(3)-610-3100
Facsimile No.:	(972)-(3)-6103-111
Email:	dan@meitar.com
sazran@meitar.com

8.10.2.	if to Shareholder, to:

Mr. Brian Cooper
7 Hashomer street, Raanana 43408, Israel
Telephone No.:	972-(9)-7420103
Facsimile No.:	972-(9)-7450429
Email:	brianco@smile.net.il
with a mandatory copy to (which shall not constitute notice):

Herzog, Fox & Neeman
Asia House, 4 Weizmann Street
Tel-Aviv 64239 Israel
Attention:	Alon Sahar, Advocate
Telephone No.:	(972)-(3)-692-2861
Facsimile No.:	(972)-(3)-696-6464
Email:	sahar@hfn.co.il

Any notice sent in accordance with this Section 8.10 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of receipt (or recipient’s electronic “read receipt” in case of email) or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (or recipient’s electronic “read receipt” in case of email (provided, however, that any notice of change of address shall only be valid upon receipt. Mr. Gelman and Mr. Avinoam Naor are hereby designated as the representatives of Investors for the receipt of notices under this Undertaking, until such time as a majority of the Investors shall otherwise notify the other parties.

8.11.	Counterparts. This Undertaking may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Undertaking (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Undertaking, as an original.

– Signature page follows –

        IN WITNESS WHEREOF, the undersigned caused this Voting Undertaking to be duly executed and delivered, as of this 3rd day of September, 2009.

BRIAN COOPER /s/ Brian Cooper ——————————————